Exhibit 99.1

Web site address: www.WellsREITII.com

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

FINANCIAL UPDATE FOR THE

YEAR ENDED DECEMBER 31, 2009

Wells Real Estate Investment Trust II, Inc. (the “Company”) filed its 2009 Form 10-K with the Securities and Exchange Commission (“SEC”) today. Below management has highlighted key points of interest related to the Company’s 2009 operations and recent transactions. For full context, please consider these points of interest with respect to important background information and additional detail provided in the above-referenced Form 10-K filing, which is accessible via this link: http://www.sec.gov/Archives/edgar/data/1252849/000119312510067128/d10k.htm . Please also refer to the Company’s other documents that have been filed with or furnished to the SEC.

Operations

Adjusted Funds from Operations, or AFFO, (see definition on p. 3) is $275.9 million for the twelve months ended December 31, 2009, as compared to $258.9 million for the twelve months ended December 31, 2008 and $197.2 million for the twelve months ended December 31, 2007.

Stockholder Distributions

The Company paid total distributions to stockholders, including those reinvested in additional shares of its common stock, of $279.3 million for the year ended December 31, 2009, $242.4 million for the year ended December 31, 2008, and $194.8 million for the year ended December 31, 2007. During 2009, $275.9 million of such distributions was funded with current-period AFFO and $3.4 million was funded with prior-period accumulated AFFO. During 2008 and 2007, all of such distributions were funded with current-period AFFO.

Portfolio Overview

As of December 31, 2009, the Company owned controlling interests in 65 office properties, one industrial property, and one hotel, which include 85 operational buildings. These properties include approximately 20.6 million square feet of commercial space and are located in 23 states, the District of Columbia and Moscow, Russia. As of December 31, 2009, the operational office and industrial properties were approximately 93.2% leased (office properties were approximately 96.0% leased).

Common Stock Sold Under Public Offerings

The Company raised gross proceeds from the sale of common stock under public offerings during the year ended December 31, 2009 of $666.4 million, as compared to $829.2 million raised during the same period in 2008 and $972.5 million in 2007. From January 1, 2010 through February 28, 2010, the Company has raised additional gross proceeds of approximately $68.5 million from the sale of common stock under its current public offering.

Financing

As of December 31, 2009, the Company’s debt-to-gross-real-estate asset ratio was approximately 18.5%.

Reconciliation of the Company’s GAAP-basis net income, as presented in its most recent report on Form 10-K, to Funds from Operations (“FFO”), as defined by NAREIT, and to AFFO, as defined on the next page, are provided below:

Wells Real Estate Investment Trust II, Inc.

Reconciliations of FFO and AFFO

(unaudited, and in thousands)

	Twelve Months Ended December 31,
	2009	2008	2007
Reconciliation of Net Income (Loss) to Funds From Operations and Adjusted Funds From Operations:
Net income (loss)	$40,747	$(22,846)	$(4,638)
Adjustments:
Depreciation of real estate assets	96,406	79,433	61,289
Amortization of lease-related costs	120,866	135,675	115,540

Total Funds From Operations adjustments	217,272	215,108	176,829

Funds From Operations	258,019	192,262	172,191
Other Non-Cash Adjustments Excluded from Net Cash Provided by Operating Activities:
Additional amortization of lease assets (liabilities)	9,230	5,955	12,970
Straight-line rental income	(10,236)	(15,939)	(16,678)
(Gain) loss on interest rate swaps	(23,011)	38,576	12,173
Remeasurement gain on foreign currency	37	—	—
Loss on foreign currency exchange contract	—	7,169	470
Noncash interest expense	17,253	14,794	8,214
Gain on early extinguishment of debt	—	(2,971)	—

Total other non-cash adjustments	(6,727)	47,584	17,140
Changes in assets and liabilities	(2,765)	19,008	7,829

Net Cash Provided by Operating Activities	248,527	258,854	197,160
Real estate acquisition-related costs	27,404	—	—

Adjusted Funds From Operations	$275,931	$258,854	$197,160

Wells Real Estate Investment Trust II, Inc.

Definitions

Please find below definitions for the non-GAAP financial measures provided above and explanations for the reasons why management believes that these measures provide useful information concerning the Company’s operating performance and sources of liquidity. For additional information, please refer to the Company’s most recent annual report on Form 10-K as well as other documents filed with or furnished to the SEC.

Funds From Operations

Funds from Operations (“FFO”) is a non-GAAP financial measure considered by some equity REIT’s in evaluating operating performance. The Company believes that FFO, as defined by NAREIT, has diverged from how the Company measures real estate operations considerably in recent years. Changes in the accounting and reporting rules under GAAP that were put into effect after the establishment of NAREIT’s definition of FFO in 1999 have prompted a significant increase in the magnitude of non-cash and non-operating items included in the Company’s FFO, as defined. Such non-cash and non-operating items include acquisition expenses, market value adjustments to interest rate swaps that do not qualify for hedge accounting treatment, amortization of certain in-place lease intangible assets and liabilities and gains or losses on early extinguishments of debt, among others. Further, cash flows generated from FFO may be used to fund certain capitalizable items that are excluded from FFO, such as tenant improvements, building improvements, deferred lease costs, and capitalized interest.

Adjusted Funds From Operations

For the reasons explained above, in addition to presenting FFO as defined by NAREIT, the Company also presents FFO, adjusted to exclude (i) the non-cash items that are removed from net income (loss) to arrive at net cash provided by operating activities as presented in the Company’s GAAP-basis consolidated statements of cash flows, and (ii) expenses related to real estate acquisitions (“AFFO”). Such acquisition expenses are incurred for investment purposes (i.e. to promote the appreciation in value and generation of future earnings over the long term) and are funded with cash generated from the sale of common stock in the Company’s public offerings rather than from cash generated from operations. Accordingly, the Company believes that the consideration of acquisition expenses allows for a more informed and appropriate basis on which to evaluate its operations and to make decisions regarding distributions to its stockholders. Therefore, the Company believes that AFFO is the best measure of funds generated from its real estate operations.